Owens & Minor Elects Carissa Rollins to Board of Directors

Owens & Minor continues multi-year Board succession process

RICHMOND, Va. – July 12, 2022– Owens & Minor, Inc. (NYSE: OMI), a leading global healthcare solutions company, today announced that Carissa Rollins, Chief Information Officer (CIO) at Illumina, Inc., has been elected to its Board of Directors, effective July 12, 2022.

“Carissa’s experience driving strategy for global information systems and information technology for industry-leading healthcare companies brings a unique new perspective to the Board,” said Mark A. Beck, Chair of the Board, Owens & Minor. “Her track record of successfully leading and improving enterprise-level technology systems in complex business environments will be an invaluable asset.”

Rollins is currently CIO of Illumina, Inc., a global leader in DNA sequencing and array-based technologies, where she directs the company’s global information systems and information technology strategy. She has over three decades of enterprise technology experience and has held multiple executive leadership roles throughout the course of her career, including CIO at UnitedHealthcare, where she was responsible for technology strategy and investments supporting several business lines and stakeholder groups across the organization. In addition, during her time at UnitedHealthcare Rollins spearheaded the replacement of the company’s claims processing systems, the largest system development project in the company’s history. Prior, Rollins held executive and senior leadership positions at Gander Mountain Co., Kohl's, Manpower Inc. and Miller Brewing Company (now Molson Coors Beverage Company).

“We look forward to having the benefit of Carissa’s strategic mindset and her strong technical skills on the Board of Owens & Minor,” said Edward A. Pesicka, President & CEO, Owens & Minor. “We’re confident that the combination of her ability to leverage relationships and her information systems acumen will be positive factors in Owens & Minor’s continued growth and success.”

Rollins currently serves as Chair of the Board of Directors for the YWCA of Minneapolis and is a member of the Grand Canyon Conservancy Board. She holds a B.S. in business administration and an MBA from Marquette University.

The company also announced that Mark F. McGettrick has stepped down from the Board, effective July 12, 2022. “On behalf of myself and the entire Board, we thank Mark for his years of service as an outstanding director and committee chair. We’re tremendously grateful for his insights and guidance over the past few years and appreciate his many valuable contributions to the success of Owens & Minor and the Board,” Beck commented further.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company integrating product manufacturing and delivery, home health supply, and perioperative services to support care through the hospital and into the home. Owens & Minor drives visibility, control and efficiency for patients, providers and healthcare professionals across the supply chain with proprietary technology and solutions, an extensive product portfolio, an Americas-based manufacturing footprint for personal protective equipment (PPE) and surgical products, as well as a robust portfolio of products and services for patients managing chronic and acute conditions in the home setting. Operating continuously since 1882 from its headquarters in Richmond, Va., Owens & Minor is a 140-year-old company powered by more than 20,000 global teammates. Learn more at https://www.owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Media relations:
Stacy Law
Media@owens-minor.com